Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS
AND INCREASES 2009 FULL-YEAR EPS OUTLOOK

•	Earnings per share-diluted of $0.71 as reported and $0.73 adjusted

•	Retail takeaway up 4.8% in channels that account for over 80% of the Company’s U.S. business

•	Full-year net sales growth of 3-5% expected

•	Outlook for 2009 adjusted earnings per share-diluted increased; to be in the $2.12 to $2.14 range

HERSHEY, Pa., October 22, 2009 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended October 4, 2009. Consolidated net sales were $1,484,118,000 compared with $1,489,609,000 for the third quarter of 2008. Reported net income for the third quarter of 2009 was $162,023,000 or $0.71 per share-diluted, compared with $124,538,000 or $0.54 per share-diluted, for the comparable period of 2008.

For the third quarters of 2009 and 2008, these results, prepared in accordance with generally accepted accounting principles (GAAP), include net pre-tax charges of $11.0 million and $31.0 million, or $0.02 and $0.10 per share-diluted, respectively. These charges were associated with the Global Supply Chain Transformation (GSCT) program.  Adjusted net income, which excludes these net charges, was $168,508,000 or $0.73 per share-diluted in the third quarter of 2009, compared with $145,813,000, or $0.64 per share-diluted in the third quarter of 2008, an increase of 14.1 percent in adjusted earnings per share-diluted.

For the first nine months of 2009, consolidated net sales were $3,891,332,000 compared with $3,755,388,000 for the first nine months of 2008. Reported net income for the first nine months of 2009 was $309,215,000 or $1.35 per share-diluted, compared with $229,250,000 or $1.00 per share-diluted, for the first nine months of 2008.

For the first nine months of 2009 and 2008, these results, prepared in accordance with GAAP, include net pre-tax charges of $72.7 million and $101.0 million, or $0.19 and $0.30 per share, respectively. These charges were associated with the GSCT program.

Adjusted net income for the first nine months of 2009, which excludes these net charges, was $352,465,000, or $1.54 per share-diluted, compared with $296,680,000 or $1.30 per share-diluted in 2008, an increase of 18.5 percent in adjusted earnings per share-diluted.

Total GSCT program costs to date are $602.7 million. The forecast for total charges related to the program remains $640 million to $665 million and includes the non-cash pension settlement charges discussed in prior quarters and described in Appendix A.  In 2009, the Company expects to record total GAAP charges, including possible non-cash pension settlement charges, of about $0.26 to $0.32 per share-diluted, generating expected GAAP earnings of $1.80 to $1.88 per share-diluted (see “Note” for GAAP to adjusted earnings per share-diluted reconciliation).

Third Quarter Performance and Outlook

“I’m pleased with Hershey’s third quarter results, which were driven by core brand growth, solid performance within key retail channels and strong productivity gains,” said David J. West, President and Chief Executive Officer. “Net sales, down slightly in the quarter versus the prior year, were in-line with our expectations as we’re lapping the buy-in related to the August 2008 price increase.  Importantly, U.S. retail takeaway for the 12-weeks ended October 3, 2009, in channels that account for over 80 percent of our U.S. retail business, was up 4.8 percent. In the channels measured by syndicated data, U.S. market share was flat for the 12-weeks ended October 3, 2009, and up 0.3 points year-to-date.  These results were driven by the investments we have made behind our core brands, including advertising, up about 50 percent in the third quarter.

“Increased levels of in-store programming and merchandising, as well as outstanding execution at the retail level, continue to drive our positive marketplace results in the food, convenience and mass classes of trade. We’ll continue to invest in our brands and business capabilities and anticipate a solid finish to the year.

“As anticipated, in the third quarter, net sales gains from the U.S. pricing action were offset by volume declines associated with pricing elasticity, the impact of unfavorable foreign currency exchange rates and previously communicated 2009 mid-year actions to discontinue certain premium chocolate products. Overall, the investments we made in selling capabilities were successful in the quarter and contributed to consumer acceptance of the new higher everyday, promoted and seasonal price points.

 “Adjusted income before interest and income taxes increased 15.8 percent in the third quarter, slightly greater than our expectations, and resulted in a 280 basis point margin improvement. The increase was driven by net price realization, supply chain efficiencies and productivity gains.  Offsetting a portion of these gains were higher commodity and employee-related costs, including pension expense. Additionally, our earnings growth, as well as our focus on improving net trading capital, generated strong operating cash flow in the quarter.

“We are working closely with retail customers and are monitoring category and Hershey brand performance given the higher promoted price points of seasonal candy.  We’ll make the necessary consumer investments in the coming weeks and months to ensure a healthy category and Halloween and Holiday sell through at the retail level.  Halloween-specific seasonal promotions, merchandising and advertising are currently being executed in the marketplace.  We are also planning an additional increase in advertising in the fourth quarter and expect full-year 2009 advertising expense to increase about 50 percent versus 2008. This investment will benefit our everyday and seasonal business in the near term and into next year, as well as the December launches of Hershey’s Bliss white chocolate and the introduction of Hershey’s Special Dark, Almond Joy and York Pieces. These Hershey favorites, in a crunchy candy shell, are an expansion of the popular Reese’s Pieces format and will be available in take-home, resealable, standup pouches. These two launches represent the type of close-in innovation on our iconic brands that we believe resonate with consumers in this challenging environment.

“In the fourth quarter, gains from pricing will not be as significant as the Holiday season is smaller than Halloween.  Additionally, due to timing, we expect shipments of Valentine’s and Easter seasonal product to be lower in the fourth quarter of 2009 versus 2008. Based on the year-to-date price/volume elasticity trends and brand-building and marketplace initiatives for the remainder of the year, we expect 2009 net sales growth to be within our 3 to 5 percent long-term objective.  Over the balance of the year, we’re accelerating domestic and international investments in consumer capabilities, customer insights and category management techniques that will benefit the Company over the long term. Therefore, we anticipate adjusted earnings per share-diluted for the full-year to be in the $2.12 to $2.14 range.

“As we look to 2010, we assume the economic environment for consumers in the U.S. and international markets will continue to be challenging. We’ll continue to focus on and make appropriate investments in our core brands and expect 2010 net sales growth to be within our 3 to 5 percent long-term objective. The sell through at retail for Halloween will be greatly affected by the remaining days in the season and will determine our approach to the upcoming Holiday, Valentine’s and Easter seasons, all of which we expect will be at the higher seasonal promoted price points. While still early, for 2010, given our current views of our investments, marketplace performance and cost structure, we expect growth in adjusted earnings per share-diluted to be within our long-term objective of 6 to 8 percent,” West concluded.

Note: In this release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

In 2008, the Company recorded GAAP charges of $130.0 million, or $0.38 per share-diluted, attributable to the GSCT program and $45.7 million, or $0.13 per share-diluted, related to the impairment of intangible trademark values, primarily Mauna Loa, recorded in the fourth quarter of 2008. Additionally, the Company recorded business realignment and impairment charges of $4.9 million, or $0.01 per share-diluted, related to the business realignment in Brazil.

In 2009, the Company expects to record total GAAP charges, including possible non-cash pension settlement charges (see Appendix A), of about $100 million to $120 million, or $0.26 to $0.32 per share-diluted.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $640 million to $665 million, including possible non-cash pension settlement charges (see Appendix A) in 2009 and 2010. Total charges include project management and start-up costs of approximately $60 million.

Below is a reconciliation of GAAP and non-GAAP items to the Company’s adjusted earnings per share-diluted outlook:

	2008	2009
Reported / Expected EPS-Diluted	$1.36	$1.80 - $1.88

Total Business Realignment and Impairment Charges	$0.52	$0.26 - $0.32

Adjusted EPS-Diluted *	$1.88	--

Expected Adjusted EPS-Diluted*		$2.12 - $2.14

*Excludes business realignment and impairment charges.

Appendix A

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits (as amended) (now FASB Accounting Standards Codification 715-30-35) (“SFAS No. 88”) requires pension settlement charges to be recorded if withdrawals from pension plans in a calendar year exceed a certain level.

Pension settlement charges are non-cash charges for the Company. Such charges accelerate the recognition of pension expenses related to actuarial gains and losses resulting from interest rate changes and differences in actual versus assumed returns on pension assets. The Company normally amortizes actuarial gains and losses over a period of about 13 years.

The GSCT program charges recorded in 2007 and 2008 included pension settlement charges of approximately $25 million as employees leaving the Company under the program have withdrawn lump sums from the defined benefit pension plans.  Pension settlement charges recorded during the first nine months of 2009 totaled approximately $36.7 million.

In addition to the settlement charges reflected above, incremental SFAS No. 88 pension settlement charges of $30 million to $40 million are included in the total GSCT program estimates based upon the current trends of employee withdrawals, with approximately $30 million of this amount projected for 2009.

The GSCT program is expected to result in total pre-tax charges and non-recurring project implementation costs of $640 million to $665 million, including estimated pension settlement charges in 2009 and 2010.

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs and selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; political, economic, and/or financial market conditions; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; our ability to achieve expected ongoing annual savings from our supply chain transformation and the implementation of our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; and such other matters as discussed in our Annual Report on Form 10-K for 2008.  All information in this press release is as of October 22, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

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FINANCIAL CONTACT:	Mark Pogharian	717-534-7556
MEDIA CONTACT:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended October 4, 2009 and September 28, 2008
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2009	2008	2009	2008

Net Sales	$1,484,118	$1,489,609	$3,891,332	$3,755,388

Costs and Expenses:
Cost of Sales	895,020	988,380	2,408,716	2,495,196
Selling, Marketing and Administrative	301,466	272,401	874,632	788,962
Business Realignment and Impairment Charges, net	8,008	8,877	58,750	34,748

Total Costs and Expenses	1,204,494	1,269,658	3,342,098	3,318,906

Income Before Interest and Income Taxes (EBIT)	279,624	219,951	549,234	436,482
Interest Expense, net	22,302	24,915	68,932	72,911

Income Before Income Taxes	257,322	195,036	480,302	363,571
Provision for Income Taxes	95,299	70,498	171,087	134,321

Net Income	$162,023	$124,538	$309,215	$229,250

Net Income Per Share - Basic - Common	$0.73	$0.56	$1.39	$1.03
- Basic - Class B	$0.66	$0.51	$1.26	$0.93
- Diluted - Common	$0.71	$0.54	$1.35	$1.00

Shares Outstanding - Basic - Common	167,299	166,682	166,980	166,696
- Basic - Class B	60,709	60,784	60,710	60,798
- Diluted - Common	229,553	228,670	228,784	228,757

Key Margins:
Gross Margin	39.7%	33.6%	38.1%	33.6%
EBIT Margin	18.8%	14.8%	14.1%	11.6%
Net Margin	10.9%	8.4%	7.9%	6.1%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended October 4, 2009 and September 28, 2008
(in thousands except per share amounts)

	Third Quarter				Nine Months

	2009		2008		2009		2008

Net Sales	$1,484,118		$1,489,609		$3,891,332		$3,755,388

Costs and Expenses:
Cost of Sales	893,695	(a)	968,415	(d)	2,400,224	(a)	2,435,050	(d)
Selling, Marketing and Administrative	299,783	(b)	270,213	(e)	869,195	(b)	782,897	(e)
Business Realignment and Impairment Charges, net	—	(c)	—	(f)	—	(c)	—	(f)

Total Costs and Expenses	1,193,478		1,238,628		3,269,419		3,217,947

Income Before Interest and Income Taxes (EBIT)	290,640		250,981		621,913		537,441
Interest Expense, net	22,302		24,915		68,932		72,911

Income Before Income Taxes	268,338		226,066		552,981		464,530
Provision for Income Taxes	99,830		80,253		200,516		167,850

Adjusted Net Income	$168,508		$145,813		$352,465		$296,680

Adjusted Net Income Per Share - Basic - Common	$0.76		$0.66		$1.59		$1.34
- Basic - Class B	$0.68		$0.59		$1.43		$1.21
- Diluted - Common	$0.73		$0.64		$1.54		$1.30

Shares Outstanding - Basic - Common	167,299		166,682		166,980		166,696
- Basic - Class B	60,709		60,784		60,710		60,798
- Diluted - Common	229,553		228,670		228,784		228,757

Key Margins:
Adjusted Gross Margin	39.8%		35.0%		38.3%		35.2%
Adjusted EBIT Margin	19.6%		16.8%		16.0%		14.3%
Adjusted Net Margin	11.4%		9.8%		9.1%		7.9%

(a) Excludes business realignment and impairment charges of $1.3 million pre-tax or $.8 million after-tax for the third quarter and $8.5 million pre-tax or $5.0 million after-tax for the nine months.
(b) Excludes business realignment and impairment charges of $1.7 million pre-tax or $.9 million after-tax for the third quarter and $5.4 million pre-tax or $3.2 million after-tax for the nine months.
(c) Excludes business realignment and impairment charges of $8.0 million pre-tax or $4.8 million after-tax for the third quarter and $58.8 million pre-tax or $35.1 million after-tax for the nine months.
(d) Excludes business realignment and impairment charges of $20.0 million pre-tax or $13.9 million after-tax for the third quarter and $60.1 million pre-tax or $41.3 million after-tax for the nine months.
(e) Excludes business realignment and impairment charges of $2.2 million pre-tax or $1.4 million after-tax for the third quarter and $6.1 million pre-tax or $3.7 million after-tax for the nine months.
(f) Excludes business realignment and impairment charges of $8.9 million pre-tax or $6.0 million after-tax for the third quarter and $34.7 million pre-tax or $22.4 million after-tax for the nine months.

The Hershey Company
Consolidated Balance Sheets
as of October 4, 2009 and December 31, 2008
(in thousands of dollars)

Assets	2009	2008

Cash and Cash Equivalents	$119,253	$37,103
Accounts Receivable - Trade (Net)	567,609	455,153
Deferred Income Taxes	31,164	70,903
Inventories	559,318	592,530
Prepaid Expenses and Other	185,293	189,256

Total Current Assets	1,462,637	1,344,945

Net Plant and Property	1,412,818	1,458,949
Goodwill	567,163	554,677
Other Intangibles	125,345	110,772
Deferred Income Taxes	24,776	13,815
Other Assets	180,368	151,561

Total Assets	$3,773,107	$3,634,719

Liabilities and Stockholders' Equity

Loans Payable	$243,021	$501,504
Accounts Payable	285,231	249,454
Accrued Liabilities	546,425	504,065
Taxes Payable	33,652	15,189

Total Current Liabilities	1,108,329	1,270,212

Long-Term Debt	1,503,435	1,505,954
Other Long-Term Liabilities	481,105	504,963
Deferred Income Taxes	42,721	3,646

Total Liabilities	3,135,590	3,284,775

Total Stockholders' Equity	637,517	349,944

Total Liabilities and Stockholders' Equity	$3,773,107	$3,634,719